            Exhibit 10.1

ETSY, INC.
2015 EQUITY INCENTIVE PLAN
NOTICE OF PERFORMANCE STOCK UNIT AWARD
You have been granted Stock Units, subject to performance conditions (“Performance Stock Units” or “PSUs”), representing shares of common stock of Etsy, Inc. (the “Company”) on the following terms:

Name of Recipient:	[●]

Total Number of Performance Stock Units Granted at Target:	[●] PSUs (the “Award”)

Date of Grant:	[●]
Performance Conditions:

Except as otherwise provided in the Performance Stock Unit Agreement, vesting will be based on your continuous Service (as described below) and achievement of certain performance goals relating to the following four equally-weighted performance metrics (collectively, the “Performance Conditions”): (i) Gross Merchandise Sales (as defined in Exhibit A of the Performance Stock Unit Agreement), (ii) Revenue (as defined in Exhibit A of the Performance Stock Unit Agreement), (iii) Adjusted EBITDA (as defined in Exhibit A of the Performance Stock Unit Agreement) (the PSUs subject to performance metrics (i), (ii) and (iii), the “Financial PSUs”)) and (iv) relative total shareholder return compared to the Comparator Group (as defined in Exhibit A of the Performance Stock Unit Agreement) (the “Relative TSR PSUs”), in each case, determined, except as otherwise provided herein, at the end of the three-year Performance Period (as defined on Exhibit A of the Performance Stock Unit Agreement).

Service Vesting Schedule:
Subject to the terms and conditions of the Plan and the Performance Stock Unit Agreement, (A) 33 1/3% of the Financial PSUs earned based on the achievement of the Performance Conditions will vest on each of (i) [●], (ii) [●] and (iii) [●] (together, the “Financial PSU Vesting Dates”); and (B) 100% of the Relative TSR PSUs earned based on the achievement of the Performance Conditions will vest on [●] (the “Relative TSR PSU Vesting Date” and together with the “Financial PSU Vesting Dates,” the “Vesting Dates”), in each case, subject to your continuous Service through each such Vesting Date or as otherwise set forth in the Performance Stock Unit Agreement. The portion, if any, of the PSUs that shall vest shall range from 0% to 200% of the Target number of shares underlying the Award based on the achievement of performance against the Performance Goals as set forth in the Performance Stock Unit Agreement, as determined in accordance with the methodology set out on Exhibit A of the Performance Stock Unit Agreement.

These PSUs are granted under and governed by the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “Plan”) and the Performance Stock Unit Agreement, both of which are incorporated into this document.
You agree to accept by email all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.
You further agree to comply with the Company’s Insider Trading Policy.
BY ACKNOWLEDGING AND ACCEPTING THIS NOTICE, THE PERFORMANCE STOCK UNIT AGREEMENT AND THE PLAN, YOU AGREE TO THE
TERMS AND CONDITIONS DESCRIBED IN THESE DOCUMENTS

ETSY, INC.
2015 EQUITY INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT

Grant of Units
Subject to all of the terms and conditions set forth in the Notice of Performance Stock Unit Award, this Performance Stock Unit Agreement (the “Agreement”) and the Plan, the Company has granted to you a target number of PSUs as set forth in the Notice of Performance Stock Unit Award. The PSUs shall be credited to a separate account maintained for you on the books of the Company (the “Account”). On any given date, the value of each PSU comprising the Award shall equal the Fair Market Value of one share of common stock of the Company (each, a “Common Share”). The Award shall vest and settle as set forth below.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Notice of Performance Stock Unit Award or the Plan.

Payment for Units	No payment is required for the PSUs that you are receiving.

Vesting
The Award shall be eligible to vest as provided in this Section of the Performance Stock Unit Agreement and shall become earned to the extent provided in the tables set forth on Exhibit A attached hereto if, and to the extent that, (A) your Service continues through each of the Vesting Dates or as otherwise set forth below and (B) the Administrator (as defined on Exhibit A attached hereto) certifies that the Company has achieved or exceeded Threshold performance for (i) the “Gross Merchandise Sales Goal,” (ii) the “Revenue Goal,” (iii) the “Adjusted EBITDA Goal” and (iv) the “Relative TSR Goal” (each as defined in Exhibit A, and collectively referred to herein as the “Performance Goals”) necessary for any portion of the Award to be earned and eligible to vest. The portion, if any, of the Award that shall vest shall range from 0% to 200% of the Target number of Common Shares underlying the Award based on achievement against the Performance Goals, as determined in accordance with the methodology set out on Exhibit A. For the avoidance of doubt, the Administrator shall have the right, to adjust or modify the Performance Goals as permitted under the Plan and as provided in this Agreement.

Except as otherwise provided herein, no additional PSUs will vest after your Service has terminated for any reason.

Forfeiture
If your Service terminates for any reason other than in connection with a Change in Control (as defined in Etsy’s Executive Severance Plan, hereinafter, the “Severance Plan”) or for a Qualifying Termination (as defined in the Severance Plan), then your PSUs will be forfeited to the extent that they have not vested and been earned before the termination date. This means that any PSUs that have not vested and been earned under this Agreement will be canceled immediately. You receive no payment for PSUs that are forfeited. The Company determines when your Service terminates for all purposes of your PSUs.

Change in Control Treatment
If a Change in Control occurs prior to [last day of performance period], the Performance Period will end as of the date of such Change in Control and (i) any unearned Financial PSUs will be deemed to be earned at Target performance level set forth on Exhibit A if the Change in Control occurs from [●] through [●] (“Year 1 of the Performance Period”), and such earned Financial PSUs will continue to vest in accordance with the original service vesting schedule set forth in the Notice of Performance Stock Unit Award and (ii) any unearned Relative TSR PSUs will be deemed earned at the greater of (x) Target performance level set forth on Exhibit A or (y) actual performance level based on a truncated performance period that will end on the closing date of such Change in Control and will use the Change in Control price per Common Share, and such earned Relative TSR PSUs will continue to vest in accordance with the original service vesting schedule set forth in the Notice of Performance Stock Unit Award. Notwithstanding the foregoing, in the event you experience a Qualifying CIC Termination (as defined in the Severance Plan), your earned Financial PSUs and your earned Relative TSR PSUs will fully vest as of the date of such Qualifying CIC Termination. For the avoidance of doubt, if a Change in Control occurs on or after [●] but before the end of the Performance Period (“Years 2 to 3 of the Performance Period”), the Financial PSUs will be earned based on actual performance based on Fiscal [●] results.

Vesting upon a Qualifying Termination

If you experience a Qualifying Termination in Year 1 of the Performance Period, then (i) the Financial PSUs will be deemed to be earned at Target performance level set forth on Exhibit A and (ii) the Relative TSR PSUs will be deemed to be earned at the greater of (x) Target performance level set forth on Exhibit A or (y) actual performance level based on a truncated Performance Period that will end on the date of such Qualifying Termination. If you experience a Qualifying Termination in Years 2 to 3 of the Performance Period, then the Relative TSR PSUs will be deemed to be earned at the greater of (x) Target performance level set forth on Exhibit A or (y) actual performance level based on a truncated Performance Period that will end on the date of such Qualifying Termination. You will vest, as of the date of such Qualifying Termination, in a prorated portion of such PSUs based on the number of days that you were in Service between the Date of Grant and the date of such Qualifying Termination; provided that the Administrator will at all times retain discretion in good faith to reduce the number of PSUs that would otherwise be earned and eligible to vest as of the date of such Qualifying Termination (but in no event will the application of such negative discretion in Years 2 to 3 of the Performance Period result in the number of PSUs that would otherwise be earned be less than actual performance). If you experience a Qualifying Termination after the end of the Performance Period, but before the PSUs have vested and settled in Common Shares, then all earned but unvested PSUs shall fully vest as of the date of such Qualifying Termination. For the avoidance of doubt, if you experience a Qualifying Termination in Years 2 to 3 of the Performance Period, the Financial PSUs will be earned based on actual performance based on Fiscal [●] results.

Leaves of Absence and Part-Time Work
For purposes of the Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Performance Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Settlement
The Company shall settle the Award on each of the Vesting Dates, or in the case of a Qualifying Termination, the date of such Qualifying Termination, and shall therefore issue (in book-entry form) in your name one Common Share (each, a “PSU Share”) for each such vested PSU comprising the Award (and, upon such settlement, those PSUs shall cease to be credited to the Account). No fractional shares will be issued upon settlement, and so any fractional share that may be payable shall be rounded to the nearest whole share. Notwithstanding anything to the contrary in this Agreement, if the delivery of Common Shares upon settlement of the Award would require you to make a filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, then, in lieu of delivering such Common Shares, the Company may, in its sole discretion, settle the Award, in whole or in part, in cash.

Section 409A	This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and it is determined that settlement of these PSUs is not exempt from Code Section 409A. If this paragraph applies, and the event triggering settlement is your “separation from service,” then any PSUs that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death.

Each installment of PSUs that vests is hereby designated as a separate payment for purposes of Code Section 409A.

Nature of Units	Your PSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Common Shares (or distribute cash) on a future date. As a holder of PSUs, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your PSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your PSUs are settled by issuing Common Shares.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any PSUs. For instance, you may not use your PSUs as security for a loan.

Beneficiary Designation	You may dispose of your PSUs in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form and must have been received before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested and earned PSUs that you hold at the time of your death.

Withholding Taxes	No stock certificates (or their electronic equivalent) or cash will be distributed to you unless you have paid any withholding taxes that are due as a result of the vesting or settlement of PSUs. Withholding taxes will be paid by (a) the Company withholding PSU Shares from those that otherwise would be issued to you when the PSUs are settled, (b) if permitted by the Company, by the Company withholding cash from cash compensation otherwise payable to you or (c) if required at the Company’s discretion (or with the Company’s permission, at your election), by paying cash to the Company or by payment from the proceeds of the sale of shares through a Company-approved broker. For the avoidance of doubt, the withholding of PSU Shares shall only be permitted to the extent authorized by the Administrator, and the management shall not be authorized to disallow the withholding of such PSU Shares to satisfy tax withholding.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Retention Rights	Your Award or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary or an Affiliate in any capacity. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your PSUs will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Effect of Significant Corporate Transactions
If the Company is a party to a merger, consolidation or certain change in control transactions, then your PSUs will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your PSUs from Code Section 409A or (b) comply with Code Section 409A.

Recoupment Policy	This Award, and the PSU Shares acquired upon settlement of this Award, shall be subject to any Company recoupment or clawback policy in effect from time to time.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice of Performance Stock Unit Award constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.
BY ACKNOWLEDGING AND ACCEPTING THIS AGREEMENT,
YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE
AND IN THE PLAN.

EXHIBIT A

The (i) the Gross Merchandise Sales Goal for Target performance is $[●], (ii) the Revenue Goal for Target performance is $[●] (iii) the Adjusted EBITDA Goal for Target performance is $[●] and (iv) the Relative TSR Goal for Target performance is [●]th percentile, in each case, determined, except as otherwise provided herein, at the end the three-year Performance Period (as defined below). For the Financial PSUs, performance is based on Fiscal [●] results, and for the Relative TSR PSUs, performance is based on TSR performance during the entire Performance Period.

The Administrator shall have the right to adjust or modify the calculation of the Performance Goals as permitted under the Plan or contemplated herein. In addition, the Performance Goals and the calculated level of achievement of the Performance Goals may be equitably adjusted from time to time in any manner that the Administrator deems necessary or appropriate in its sole discretion. For instance, adjustments may be made to take account of any (i) acquisitions, divestitures, reorganization, restructuring, or any other specific unusual or nonrecurring events or conditions that occur during the Performance Period, and/or (ii) changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results, including such changes that result in gains, losses or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence, in each case, affecting the Company or any of its subsidiaries or the financial statements of the Company or any of its subsidiaries (each, a “Permitted Adjustment”).

“Adjusted EBITDA” shall mean the Company’s net income (determined on a consolidated basis), as further adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); acquisition-related expenses; non-ordinary course disputes; restructuring and other exit income; and loss on extinguishment of debt (all such metrics to be determined on a basis consistent with the methodology for determination as of the Date of Grant, and, for the avoidance of doubt, specifically excluding the impact of subsidiaries acquired after the Date of Grant), as may be further adjusted by the Administrator in its discretion to reflect any Permitted Adjustments.

“Administrator” shall mean the Board of Directors of the Company or the Compensation Committee, to the extent the Board of Directors delegates such authority to the Compensation Committee.

“Comparator Group” shall consist of those companies that are constituents of the NASDAQ Composite Index as of January 1, [●]; provided, that, the Comparator Group may be adjusted by the Administrator in its sole discretion (x) in the event of the merger, acquisition, bankruptcy, or similar transaction of a Comparator Group member, (y) in response to a change in circumstances that results in a member of the Comparator Group no longer being a publicly traded company or having publicly traded stock or (z) in any other manner that the Administrator deems necessary or appropriate.

“Ending Share Price” shall mean, with respect to any one company, the average closing price of one share of common stock during the last [●] calendar days of the Performance Period.

“Gross Merchandise Sales” shall mean the dollar value of items sold in the Company’s marketplaces (determined in a manner consistent with the methodology for determination as of the Date of Grant, and, for the avoidance of doubt, specifically excluding the impact of marketplaces acquired after the Date of Grant), excluding shipping fees and net of refunds associated with canceled transactions, as may be adjusted by the Administrator in its discretion to reflect any Permitted Adjustments.

“Initial Share Price” shall mean, with respect to any one company, the average closing price of one share of common stock during the first [●] calendar days of the Performance Period.

“Performance Period” shall mean, except as otherwise provided in this Agreement, the [●]-year performance period, which will begin on January 1, [●] and end on December 31, [●].

“Relative TSR” shall mean the percentile rank of the Company’s TSR determined by dividing (x) the Company’s numerical position in the ranking of the TSRs calculated for each company in the Comparator Group as of the end of the Performance Period (ranking by lowest to highest TSR) by (y) the total number of companies included in the Comparator Group as of the end of the Performance Period, rounding to the nearest hundredth.

“Revenue” shall mean the Company’s revenue (determined on a consolidated basis consistent with the methodology for determination for reporting in the Company’s financial statements as of the Date of Grant, and, for the avoidance of doubt, specifically excluding the impact of subsidiaries acquired after the Date of Grant), as may be adjusted by the Administrator in its discretion to reflect any Permitted Adjustments.

“TSR” shall mean, with respect to any one company, (x) the Ending Share Price minus the Initial Share Price (assuming all dividends and other distributions made on such share are reinvested), divided by (y) the Initial Share Price and multiplied by 100.

Performance Goals
Gross Merchandise Sales
For Fiscal Year [●] (or as otherwise provided)

Achievement Level	Gross Merchandise Sales Performance Goals	Percentage of Award Vesting on [●]	Percentage of Award Vesting on [●]	Percentage of Award Vesting on [●]
Below Threshold	Less than $[●]	[●]%	[●]%	[●]%
Threshold	$[●]	[●]%	[●]%	[●]%
Target	$[●]	[●]%	[●]%	[●]%
Stretch	Greater than or equal to $[●]	[●]%	[●]%	[●]%

If, for the Performance Period, Gross Merchandise Sales is greater than the threshold achievement level set forth above but less than the target achievement level set forth above, or is greater than the target achievement level set forth above but less than the stretch achievement level set forth above, then the percentage of the Award eligible to vest shall be determined using linear interpolation.

Revenue
For Fiscal Year [●] (or as otherwise provided)

Achievement Level	Revenue Performance Goals	Percentage of Award Vesting on [●]	Percentage of Award Vesting on [●]	Percentage of Award Vesting on [●]
Below Threshold	Less than $[●]	[●]%	[●]%	[●]%
Threshold	$[●]	[●]%	[●]%	[●]%
Target	$[●]	[●]%	[●]%	[●]%
Stretch	Greater than or equal to $[●]	[●]%	[●]%	[●]%

If, for the Performance Period, Revenue is greater than the threshold achievement level set forth above but less than the target achievement level set forth above, or is greater than the target achievement level set forth above but less than the stretch achievement level set forth above, then the percentage of the Award eligible to vest shall be determined using linear interpolation.

Adjusted EBITDA
For Fiscal Year [●] (or as otherwise provided)

Achievement Level	Adjusted EBITDA Performance Goals	Percentage of Award Vesting on [●]	Percentage of Award Vesting on [●]	Percentage of Award Vesting on [●]
Below Threshold	Less than $[●]	[●]%	[●]%	[●]%
Threshold	$[●]	[●]%	[●]%	[●]%
Target	$[●]	[●]%	[●]%	[●]%
Stretch	Greater than or equal to $[●]	[●]%	[●]%	[●]%

If, for the Performance Period, Adjusted EBITDA is greater than the threshold achievement level set forth above but less than the target achievement level set forth above, or is greater than the target achievement level set forth above but less than the stretch achievement level set forth above, then the percentage of the Award eligible to vest shall be determined using linear interpolation.

Relative TSR
For the 3 years from January 1, [●] to December 31,[●]

Achievement Level	Relative TSR Performance Goals	Percentage of Award Vesting on [●]
Below Threshold	Less than the 25th Percentile	0%
Threshold	25th Percentile	12.5%
Target	55th Percentile	25%
Stretch	Greater than or equal to 85th Percentile	50%

If, for the Performance Period, Relative TSR is greater than the threshold achievement level set forth above but less than the target achievement level set forth above, or is greater than the target achievement level set forth above but less than the stretch achievement level set forth above, then the percentage of the Award eligible to vest shall be determined using linear interpolation.